February 17, 2014

Healthy Harmony Holdings, L.P.

c/o TPG Capital, L.P.
345 California Street, Suite 3300, San Francisco, CA 94104
Attention: Ronald Cami, Esq.
Telephone No.: (415) 743-1532
Facsimile No.: (415) 743-1501

Email address: rcami@tpg.com

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitments of TPG Asia VI, L.P., a Cayman Islands limited partnership (the “Fund”), subject to the terms and conditions contained herein, to purchase, directly or indirectly, certain limited partnership interests of Healthy Harmony Holdings, L.P., a newly formed Cayman Islands limited partnership (“Parent”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Chindex International, Inc., a Delaware corporation (the “Company”), Parent and Healthy Harmony Acquisition, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of Parent. Concurrently with the delivery of this Agreement, Fosun Industrial Co., Limited, a corporation organized under the laws of Hong Kong (“Significant Stockholder”), is entering into a letter agreement substantially identical to this Agreement (the “Other Equity Commitment Letter”) committing to invest in Parent. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.                  Commitments. The Fund hereby commits (its “Commitment”), subject to the terms and conditions set forth herein, that, at or prior to the Closing, it shall purchase, or shall cause the purchase of, directly or indirectly through one or more intermediate entities, limited partnership interests of Parent with an aggregate purchase price of $187,990,992 solely to (i) fund all amounts required to be paid by the Parent pursuant to Sections 3.2(a) and 3.4(a) of the Merger Agreement, (ii) fund other payment obligations of Parent and Merger Sub required to be performed prior to and including the Effective Time under the Merger Agreement and (iii) pay all fees and expenses required to be paid by Parent pursuant to the Merger Agreement; provided, that the Fund shall not, under any circumstances, be obligated under this Agreement to contribute more than the Commitment to Parent. In the event Parent does not require the full amount of the aggregate of the Fund’s Commitment and the contribution contemplated by Other Equity Commitment Letter in order to consummate the Merger, the amount to be funded under this Agreement shall, unless otherwise agreed in a writing by the Fund and Significant Stockholder that is delivered to Parent and the Company, be automatically reduced on a pro rata basis between the Fund and Significant Stockholder to the level sufficient for Parent or Merger Sub to

(a) pay the aggregate Merger Consideration, (b) make all required payments in respect of the Company Options and Restricted Stock, (c) perform Parent’s and Merger Sub’s other payment obligations required to be performed prior to and at the Effective Time and (d) pay all fees, expenses and other amounts related to the Transactions payable by either of them pursuant to the Merger Agreement.

2.                  Conditions. The Fund’s Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Closing set forth in Sections 7.1 and 7.2 of the Merger Agreement (in each case, other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), and (iii) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement. The Fund may allocate all or a portion of its investment to (i)  one or more other investment vehicles managed or controlled by the Fund or any Affiliates of the Fund or such other vehicles, or (ii) subject to the prior written consent of the Company, other Persons, provided that in each case, (a) such allocation shall not relieve the Fund of its obligations hereunder if such Person to which such investment is allocated does not perform its obligations, and (b) the Fund’s Commitment hereunder will only be reduced by any amounts actually contributed to Parent by such Subsidiaries, investment vehicles or other Persons (and not returned) at or prior to the Closing Date for the purpose of funding a portion of the amounts described in clauses (i), (ii) and (iii) of Section 1 above. If the amount required to be paid pursuant to the Merger Agreement is less than the Fund’s Commitment, its Commitment hereunder will be reduced accordingly.

3.                  Limited Guarantee. Concurrently with the execution and delivery of this Agreement, the Fund is executing and delivering to the Company a limited guarantee relating to Parent’s obligations under the Merger Agreement (the “Guarantee”). The Company’s rights pursuant to clause (ii) of the first sentence of Section 5 hereof, the Company’s rights against Parent and Merger Sub pursuant to the Merger Agreement, the Company’s right to assert any Retained Claim (as defined in the Guarantee) against the Non-Recourse Party(ies) (as defined in the Guarantee) against which such Retained Claim may be asserted pursuant to Section 9 of the Guarantee and the Company’s remedies against the Fund under the Guarantee shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and its security holders and Affiliates against the Fund or any other Non-Recourse Party (against which a Retained Claim may be asserted pursuant to Section 9 of the Guarantee) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or the negotiation thereof, including in the event Parent breaches its obligations under the Merger Agreement, whether or not such breach is caused by the Fund’s breach of its obligations under this Agreement.

4.                  Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, that (i) the Company is an express third party beneficiary of this Agreement and shall have the enforcement rights provided in Section 5 of this Agreement and no others, and (ii) any Non-Recourse Party may rely on and enforce the provisions of Section 3 hereof.

5.                  Enforceability. This Agreement may only be enforced by (i) Parent in accordance with the Support Agreement and (ii) the Company pursuant to the Company’s right to seek specific performance of Parent’s obligation to enforce the Fund’s obligation to fund its Commitment in accordance with the terms hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of, Section 9.13 of the Merger Agreement and those set forth herein. Parent’s creditors (other than the Company to the extent provided herein) shall have no right to enforce this Agreement or to cause Parent to enforce this Agreement.

6.                  No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of Parent, the Fund and the Company. Together with the Merger Agreement, the Guarantee for the Fund, the Guarantee for Significant Stockholder, the Other Equity Commitment Letter, the Support Agreement, the Confidentiality Agreement (as amended, supplemented or waived from time to time), the Confidentiality Agreement, dated July 27, 2013, by and among the Company, Shanghai Fosun Pharmaceutical (Group) Co., Ltd. and Significant Stockholder, the Waiver and Confidentiality Agreement dated August 19, 2013, by and among the Company, Shanghai Fosun Pharmaceutical (Group) Co., Ltd. and Significant Stockholder and the Waiver Agreement, dated as of February 17, 2014, between the Company, Shanghai Fosun Pharmaceutical (Group) Co., Ltd. and Significant Stockholder, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Fund or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby. Except as expressly permitted in Section 2 hereof, no transfer of any rights or obligations hereunder shall be permitted without the consent of Parent, the Fund and the Company. Any transfer in violation of the preceding sentence shall be null and void ab initio.

7.                  Governing Law; Jurisdiction; Venue; Waiver of Jury Trial .

(a)                This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of laws provisions thereof or of any other jurisdiction.

(b) Each party hereto irrevocably agrees that any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be brought and determined in the Court of Chancery of the State of Delaware or, if exclusive jurisdiction over the matter is vested in the federal courts, any court of the United States located in the State of Delaware (and each such party shall not bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts), and each party hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts (it being understood and agreed that any Proceeding arising out of or relating to the Guarantee for Significant Stockholder and the Equity Commitment Letter

for Significant Stockholder shall be referred to and finally resolved by arbitration in accordance with the provisions thereof). Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (x) such Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper and (z) this Agreement, the transactions contemplated by this Agreement or the subject matter hereof or thereof, may not be enforced in or by such courts. Such courts are hereby expressly authorized to establish such extension period as referred to in the fourth sentence of Section 9.13(a) of the Merger Agreement as they may deem appropriate.

(c) Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each party hereto irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby. Each party hereto certifies and acknowledges that (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of any such Proceeding, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7(c).

8.                  Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart of this Agreement by facsimile transmission or by email shall constitute valid and sufficient delivery thereof.

9.                  Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by Parent or the Company except with the prior written consent of the Fund in each instance; provided, that no such written consent is required for any disclosure of the existence or content of this Agreement (i) to the extent required by applicable Law, the rules of any applicable securities exchange, or in connection with any SEC filing relating to the Merger, the Guarantee or the Merger Agreement (provided, that Parent or the Company, as applicable, will provide the Fund an opportunity to review such required disclosure in advance of such public disclosure being made), (ii) in connection with any Proceeding related to the enforcement of the terms of this Agreement, the Guarantee or the Merger Agreement or seeking the specific performance of the obligations of the Fund under this Agreement or (iii) to Parent’s or the Company’s Representatives.

10.              Termination. The obligation of the Fund under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing (at which time all such obligations shall be discharged, but subject to the performance of such obligations), (b) the termination of the Merger Agreement pursuant to its terms, (c) the Company or any of its Affiliates accepting all of the Parent Termination Fee pursuant to the Merger Agreement (plus any expense reimbursement due thereunder) or accepting payment in full from the Guarantor (as defined in the Guarantee) under the Guarantee in respect of such obligations and (d) the Company or any of its Affiliates, or any Person claiming by, through or for the benefit of any of the foregoing, asserting a claim against the Fund or any Non-Recourse Party under or in connection with the Merger Agreement other than the Company asserting any Retained Claim against any Non-Recourse Party(ies) against which such Retained Claim may be asserted pursuant to Section 9 of the Guarantee. The termination of this Agreement shall have no effect on the Guarantee.

11.              No Assignment. The Commitments evidenced by this Agreement shall not be assignable, in whole or in part, by Parent without the Fund’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Fund and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any purported assignment of this Agreement or the Commitment in contravention of this Section 11 shall be null and void ab initio.

12.              Representations and Warranties. The Fund hereby represents and warrants to Parent that (a) it is an exempted limited partnership duly formed, validly existing and in good standing under the laws of Cayman Islands, (b) it has all limited partnership power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, (c) the execution, delivery and performance of this Agreement by it have been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action, and no other actions or proceedings on the part of the Fund are necessary to authorize the execution and delivery by the Fund of this Agreement and the consummation of the transactions contemplated hereby, (d) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement, (e) it has uncalled capital commitments or otherwise has available funds in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding and (f) the execution, delivery and performance by the Fund of this Agreement do not (i) violate the organizational documents of the Fund, (ii) violate any applicable Law or judgment or (iii) result in a violation or breach of, or constitute a default under any Contract to which the Fund is a party or by which it or its properties or assets may be bound.

[remainder of the page intentionally left blank – signature page follows]

Sincerely,

TPG ASIA VI, L.P.

By: TPG Asia GenPar VI, L.P., its general partner

By: TPG Asia GenPar VI Advisors, Inc., its general partner

By: /s/ Ronald Cami

Name: Ronald Cami

Title: Vice President

Agreed to and accepted:

HEALTHY HARMONY HOLDINGS, L.P.

By: Healthy Harmony GP, Inc., its general partner

By: /s/ Ronald Cami

Name: Ronald Cami

Title: Vice President

[Signature Page to Equity Commitment Letter (TPG)]